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                                  EXHIBIT 10.1

                            HOLLIS & ASSOCIATES, P.A.
                                Attorneys at Law
                               9300-B Liberty Road
                              Randallstown,MD 21133

              MELDON S. HOLLIS, JR.
                                                        FEDERAL EXPRESS
                                                        October 9, 1996

              Mr. Barry B. Stein
              Financial Intranet Resource Services
                 and Technology, Inc.
              2600 Wild Berry Cover
              Longwood, FL 32779

              Dear Barry:

                       It was good to meet with you, Billy Bolles,  Jacob Haynes
              and James Washington, in our offices, on Thursday, October 3, 1996. At that meeting, we discussed proposals for the joint funding and promotion of Financial Intranet Resource Services and Technology, Inc. ("FIRST"). We explored the use of Wees, Inc. ("Wee Wees") as a vehicle for bringing FIRST to a public status. We reached a settlement in general terms and I agreed to restate the terms of the agreements in a letter. Those agreements are set forth below.

                       We  discussed  the sale of Wee Wees to you. Wee Wees is a
              Nevada company, incorporated in December of 1993. It is a public company which has not yet been cleared for trading on public markets. The application for trading has been made via the submission of the 15c 2 11 information statement to NASD. The original application was submitted by J. Alexander Securities, and returned with four (4) comments. We have provided you with copies of the comment letter and the revised application. In response to the comment letter, a clarification letter and a revised application have been produced. A copy of the clarification letter is enclosed. The 15c2- 11 application must be resubmitted to NASD to clear the company for trading.

                       We  agreed  that  we  (myself;  Jim,  Jake,  and  Billy),
              (hereinafter "the Wee Wees Groups") would deliver to you, a company which has fifty million (50,000,000) shares of stock authorized, and 3.7 Million (3,700,000) shares of stock issued, and whose shares are tradeable on public markets, subject to Rule
              144. Of those 3.7 million shares, you will purchase all except two hundred thousand (200,000) shares of the stock at a price to be determined. Thereafter, you will file such application and notices as are necessary to change the name of Wee Wees to FIRST.


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Mr. Barry Stein
October 9, 1996
Page 2 of 2




               We discussed the desirability of various members of our group participating in the activities of FIRST, after it begins operation, but decided to leave those discussions until further developments would provide a clearer basis for consideration.

                        This  letter is to inform  you that on behalf of the Wee
               Wees Group, we accept the offer to purchase Wee Wees, as presented. In consideration of this offer and our acceptance, the Wee Wees Group will terminate ongoing conversations with other prospective partners. We will undertake, at our own expense, all steps: necessary to deliver Wee Wees, to you, as a company cleared for trading, including the monitoring of the 15c 2 11 application, once it has been resubmitted.

                        At this point, what is needed is the resubmission of the
               application.. The only issue of substance raised in the comment letter was the issue raised in comment number two (2), regarding the tradeability of the shares. That matter is clarified in the revised opinion letter of Douglas Nicholson, who served as general counsel to Wee Wees. We are confident that the matter is satisfactorily resolved from the legal standpoint. We had made arrangements for the resubmission of the application through Grady and Hatch. Per our agreement, with you, we will submit the re application through a broker of your choosing. We will cancel be shares which were issued to Grady and Hatch as compensation for their sponsorship of the application. I have requested copies of all submission letters, and all other copies of correspondence between J. Alexander and NASD, on the Wee Wees matter, I should receive those documents by fax and overnight mail tomorrow. I will forward them to you and others, as you direct, upon their receipt.

                        I  believe  that  I  have   accurately   set  forth  the
               agreements reached in conversations. We understand that time is of the essence. If there are any steps that we can take to facilitate this agreement, please do not hesitate to give me a call.


                                                          Sincerely,


                                                          /s/Mel
                                                          Meldon S. Hollis, Jr.